Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186108

PROSPECTUS SUPPLEMENT NO. 6
TO THE PROSPECTUS DATED AUGUST 12, 2013

Lilis Energy, Inc.

This Prospectus Supplement No. 6 updates, amends and supplements our Prospectus dated August 12, 2013.

We have attached to this Prospectus Supplement No. 6 the Current Report on Form 8-K of Lilis Energy, Inc. filed with the Securities and Exchange Commission on February 20, 2014. The attached information updates, amends and supplements our Prospectus dated August 12, 2013.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement No. 6 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 6 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 8 of the Prospectus dated August 12, 2013 for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 21, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2014

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On February 13, 2014, the board of directors (the “Board”) of Lilis Energy, Inc. (the “Company”) appointed Nuno Brandolini and Robert Bell to the Board following a decision by the Board to increase the size of the Board from five members to seven members.

The Company expects to enter into independent director agreements with each of Messrs. Brandolini and Bell in the near future.  The Company expects the independent director agreements to provide that as compensation for serving as a director, each of Messrs. Brandolini and Bell (i) shall be granted 50,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), which Common Stock shall vest in three annual installments, (ii) shall be paid $40,000 in annual cash compensation as director’s fees, and (iii) shall be granted shares of Common Stock equal to $40,000 as of the most recent closing price of the Common Stock on each annual anniversary following the director’s appointment.

There are no arrangements or understandings between Messrs. Brandolini or Bell and any other person pursuant to which they were appointed as directors. Neither of Messrs. Brandolini or Bell are parties to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the election of Messrs. Brandolini and Bell to the Company’s Board is attached as Exhibit 99.1 to this current report on Form 8−K and incorporated herein.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release of Lilis Energy, Inc. dated February 13, 2014

* Furnished herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2014	LILIS ENERGY, INC.

	By:	/s/ A. Bradley Gabbard
Chief Financial Officer and Chief Operating Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release of Lilis Energy, Inc. dated February 13, 2014

* Furnished herewith.

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Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
414.351.9758	747.222.7012

NUNO BRANDOLINI AND ROBERT BELL JOIN LILIS ENERGY’S BOARD OF DIRECTORS

FEBRUARY 13, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg field and surrounding areas of the Denver-Julesburg (DJ) Basin where it holds 110,000 net acres, announced today the appointment of Nuno Brandolini and Robert Bell to the Company’s Board of Directors. Their appointments bring the current Lilis Energy Board to seven members, five of whom are independent outside directors.

“We welcome both Bob and Nuno to Lilis Energy’s Board of Directors. Nuno’s reputation in finance and Bob’s extensive E&P operations background lend two timely pillars of expertise to our Board,” said W. Phillip Marcum, Chairman of the Board and CEO.

Avi Mirman, Lilis Energy’s president added: “Nuno’s and Bob’s appointments represent another important step forward. Following our recently announced financing, debenture conversion and LOI to acquire Shoreline Energy, we are building a strong foundation and shareholder value. We look forward to Bob’s and Nuno’s contributions.”

Nuno Brandolni is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE MKT: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

“I am pleased to be joining Lilis Energy’s Board of Directors, to help it achieve the Company’s business plan of developing its considerable and well-positioned DJ Basin leasehold assets,” said Mr. Brandolini.

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

Robert A. (Bob) Bell, a 33-year oil and gas industry veteran, currently serves as the President and CEO of Peak Operator LLC, a privately held heavy oil operator in Southern California. Mr. Bell’s career began in 1981 in technical and management roles with major oil companies including Exxon and Unocal through 1996. Mr. Bell progressed into both public and private, mid-cap and small-cap, oil and gas enterprise executive roles including vice president-exploitation/co-president of Plains E&P (PXP), president of Tri-Valley Oil & Gas (TIV), and vice-president of operations/co-owner of Bonanza Creek Oil & Gas (BCEI). He also gained valuable experience in service sector management roles including with Schlumberger. Mr. Bell’s diverse engineering, management and executive experience is multi-disciplinary, global, spans large-scale developments to mature, marginal developments, and light oil, heavy oil and natural gas assets, and includes prior direct experience in the DJ Basin and unconventional reservoirs such as the Monterey and Bakken formations. Mr. Bell is a 1981 Petroleum & Natural Gas Engineering graduate from Penn State University.

“I am honored to join the Lilis Board and eager to help drive their new leadership team and staff towards year-over-year continuous improvement in their high-quality oil and gas asset base, and in returns to stakeholders, and helping to build and retain a high-performance team with a clear organizational mission,” said Mr. Bell.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres.  Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone.   For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things (1) the development of the Company’s assets; (2) stakeholder returns; and (3) development of the Company’s team. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) Lilis Energy’s ability to finance its continued exploration and drilling operations; (2) availability of qualified personnel; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.